Exhibit 99.2

FOR IMMEDIATE RELEASE

CONTACT:	Delta Air Lines Corporate Communications 404-715-2554 American Express Desiree Fish 212-640-4761, desiree.c.fish@aexp.com

Delta and American Express Announce Multiyear Extension for
Co-Branded SkyMiles Credit Card

Agreement provides Delta with more than $2 billion in combined incremental liquidity and contract enhancements

Agreement to result in expanded opportunities for American Express across Co-brand credit card, Membership Rewards, merchant services and travel

ATLANTA and NEW YORK, Dec. 9, 2008 – Delta Air Lines (NYSE: DAL) and American Express (NYSE: AXP) today announced a multiyear extension of their exclusive Co-brand Credit Card partnerships.  The companies have offered a portfolio of card products since 1996 that provide valuable opportunities to earn and redeem Delta SkyMiles®.  The multiyear extension allows continued expansion of the program with positive benefits to both Delta and American Express.

The companies also agreed to extensions of their other partnership arrangements, including American Express Membership Rewards, merchant acceptance and travel.

As part of the broad-based partnership agreement, Delta will receive an immediate $1 billion boost to its liquidity from a purchase of SkyMiles.  Delta expects to receive an additional $1 billion from contract improvements through 2010.

In return, American Express will be able to grow the value of its Co-brand Cards and the Membership Rewards program.  American Express cardmembers will be offered expanded options for booking travel on the world’s largest airline.  In addition, American Express will have the opportunity to increase merchant acceptance in more places in the Midwest region of the United States.

“As Delta integrates the Northwest WorldPerks program into Delta SkyMiles, our extended agreement with American Express offers continued financial benefits for both companies,” said Delta President Edward H. Bastian. “Pairing the world’s premier airline loyalty program with the world-class American Express brand continues a history of offering superior and innovative programs for our customers.”

“Working with Delta since the early ‘90s has helped us strengthen Cardmember loyalty and build substantial amounts of business,” said Jud Linville, president and CEO of American Express Consumer Services. “Our Delta Co-brand Cards are among our most successful products, and we are delighted to build on this position following Delta’s recent acquisition of Northwest.  This is a great opportunity to expand in the Midwest, extend popular Membership Rewards options with new routes, and enhance unique Co-brand card offers like the ability to redeem miles for any seat, any time on the world’s largest airline.”

In late 2009, Delta plans to merge Northwest WorldPerks with SkyMiles to create the world’s premier airline loyalty program and a consolidated co-brand credit card program.  Northwest WorldPerks co-brand cardholders can continue to earn WorldPerks miles just as they do today on their U.S. Bank issued cards, and all WorldPerks miles earned prior to integration will be safe and transferred in full to Delta SkyMiles when the two programs are integrated.

Delta plans to continue its longstanding partnership with U.S. Bank through their existing corporate relationships including merchant acquiring, an expanded debit card program and corporate lending.

The award-winning Delta SkyMiles program offers members multiple mileage-earning opportunities when flying Delta, Delta Shuttle®, the Delta Connection® carriers, Delta AirElite® and other SkyTeam® airlines.  Now in its 27th year, SkyMiles is one of the longest-running and most successful loyalty programs in the travel industry.  It was named “Best Domestic Frequent Flyer program” for 2007 and 2008 by readers of Executive Traveler magazine and “Best Frequent Flyer Program” for 2006 and 2007 by Business Traveler magazine.  The program also received top honors for “Best Bonus Promotion” from InsideFlyer magazine at the 2007 Freddie Awards. Details of the SkyMiles program are available at delta.com/skymiles.

About American Express
American Express Company (www.americanexpress.com) is a leading global payments and travel company founded in 1850. American Express issues a broad and diverse set of consumer, small business and corporate card products and services globally, including charge cards, credit cards, reward cards and co-brand cards.  All American Express Cards offer access to a wide array of rewards, unique experiences and world-class customer service.  Over the years, American Express Card products and services have been recognized as leaders in the industry by many organizations and media outlets.  Most recently American Express ranked “Highest in Customer Satisfaction among Credit Card Companies,” for the second consecutive year according to the second annual nationwide study by J.D. Power and Associates (jdpower.com).

About Delta Air Lines
Delta Air Lines is the world’s largest airline.  From its hubs in Atlanta, Cincinnati, Detroit, Memphis, Minneapolis-St. Paul, New York-JFK, Salt Lake City and Tokyo-Narita, Delta, its Northwest subsidiary and Delta Connection carriers offer service to more than 376 destinations worldwide in 66 countries and serve more than 170 million passengers each year.  Delta’s marketing alliances allow customers to earn and redeem either SkyMiles or WorldPerks on more than 16,000 daily flights offered by SkyTeam and other partners.  Delta and its 75,000 worldwide employees are reshaping the aviation industry as the only U.S. airline to offer a full global network.  Customers can check in for flights, print boarding passes, check bags and flight status at delta.com.

Forward-looking Statements
Statements in this news release that are not historical facts, including statements regarding our estimates, expectations, beliefs, intentions, projections or strategies for the future, may be “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995.  All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the estimates, expectations, beliefs, intentions, projections and strategies reflected in or suggested by the forward-looking statements.  These risks and uncertainties include, but are not limited to, the cost of aircraft fuel; the impact that our indebtedness will have on our financial and operating activities and our ability to incur additional debt; the restrictions that financial covenants in our financing agreements will have on our financial and business operations; labor issues; interruptions or disruptions in service at one of our hub airports; our increasing dependence on technology in our operations; our ability to retain management and key employees; the ability of our credit card processors to take significant holdbacks in certain circumstances; the effects of terrorist attacks; competitive conditions in the airline industry; and our ability to achieve expected synergies from our merger with Northwest.

Additional information concerning risks and uncertainties that could cause differences between actual results and forward-looking statements is contained in Delta’s Securities and Exchange Commission filings, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and Form 10-Q for the quarterly period ended September 30, 2008. Caution should be taken not to place undue reliance on Delta’s forward-looking statements, which represent Delta’s views only as of Dec. 9, 2008, and which Delta has no current intention to update.

###